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                                                                     EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the 12th day of June, 1998 by and between ElderTrust Operating Limited Partnership, a Delaware limited partnership ("ElderTrust") and Genesis Health Ventures, Inc., a Pennsylvania corporation ("Genesis", and collectively, with ElderTrust, the "Purchaser") and Cabot Park Limited Partnership, a Massachusetts limited partnership ("Cabot Park LP"), Cleveland Circle Assisted Living Limited Partnership, a Massachusetts limited partnership ("Cleveland Circle LP"), Heritage at the Falls Assisted Living Limited Partnership, a Massachusetts limited partnership ("Heritage at the Falls LP"), Vernon Court Associates Limited Partnership, a Massachusetts limited partnership ("Vernon Court LP"), and North Andover Assisted Living Limited Partnership, a Massachusetts limited partnership ("North Andover LP", with North Andover LP, Cabot Park LP, Cleveland Circle LP, Heritage at the Falls LP, and Vernon Court LP being herein referred to collectively as "Seller").

                        W I T N E S S E T H   T H A T:

         WHEREAS, Cabot Park LP is the owner of certain property known as Cabot Park Village, more particularly described in Paragraph 1(a) herein ("Cabot Park Village"); and

         WHEREAS, Cleveland Circle LP is the owner of certain property known as Heritage at Cleveland Circle, more particularly described in Paragraph 1(a) herein ("Heritage at Cleveland Circle"); and

         WHEREAS, Heritage at the Falls LP is the owner of certain property known as Heritage at the Falls, more particularly described in Paragraph 1(a) herein ("Heritage at the Falls"); and

         WHEREAS, Vernon Court LP is the owner of certain property known as Heritage at Vernon Court, more particularly described in Paragraph 1(a) herein ("Heritage at Vernon Court"); and

         WHEREAS, North Andover LP is the owner of certain property known as Heritage at North Andover, more particularly described in Paragraph 1(a) herein ("Heritage at North Andover"); and

         WHEREAS, Heritage at the Falls, Heritage at Cleveland Circle, Heritage at Vernon Court, Cabot Park Village and Heritage at North Andover may be referred to herein collectively as the "Facilities" and individually as a "Facility", and Heritage at the Falls, Heritage at Cleveland Circle and Cabot Park Village may be referred to herein collectively as the "MHFA Facilities"; and

         WHEREAS, Seller owns certain tangible and intangible assets in connection with the Facilities; and

         WHEREAS, ElderTrust desires to purchase the Facilities and certain of said assets on the terms and conditions set forth below, and then lease the Facilities and said assets to Genesis, which will continue the operation of the Facilities from and after the date of closing hereunder; and

         WHEREAS, in connection with its proposed operation of the Facilities, Genesis desires to purchase certain of said assets and to hire Seller's employees at the Facilities, all on the terms and conditions set forth below; and

         WHEREAS, Seller desires to sell the Facilities and other real and personal property to Purchaser on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:




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1.             Sale of Real Property and Personal Property.

         Subject to the terms and conditions of this Agreement, each Seller agrees to sell, convey, transfer and assign to each Purchaser, as applicable, and each Purchaser, as applicable, agrees to purchase and acquire from each Seller, all right, title and interest of each Seller, direct or indirect, fixed or contingent, tangible or intangible, in, under and to the following assets:

         (a) Real Property. Each Seller shall sell, convey, transfer and assign to ElderTrust that certain real property owned by each Seller, as applicable, (collectively, the "Real Property") described as follows:

                        (i) That certain real property owned by Heritage at the
                  Falls LP lying in Newton, Massachusetts, consisting of the land and all buildings structures, fixtures and other improvements, including all permits, easements, rights of way and related appurtenances, located at 2300 Washington Street, Newton, MA and known as Heritage at the Falls, as more fully described on Exhibit A.

                       (ii) That certain real property owned by Cleveland Circle
                  LP lying in Boston, Massachusetts, consisting of the land and all buildings, structures, fixtures and other improvements, including all permits, easements, rights of way and related appurtenances, located at 50 Sutherland Road, Boston, MA and known as Heritage at Cleveland Circle, as more fully described on Exhibit B.

                      (iii) That certain real property owned by Vernon Court LP
                  lying in Newton, Massachusetts, consisting of the land and all buildings, structures, fixtures and other improvements, including all permits, easements, rights of way and related appurtenances, located at 430 Centre Street, Newton, MA and known as Heritage at Vernon Court, as more fully described on Exhibit C.

                       (iv) That certain real property owned by Cabot Park LP
                  lying in Newtonville, Massachusetts, consisting of the land and all buildings, structures, fixtures and other improvements, including all permits, easements, rights of way and related appurtenances, located at 276-278 Newtonville Avenue, Newtonville, MA and known as The Village at Cabot Park, as more fully described on Exhibit D.

                        (v) That certain real property owned by North Andover LP
                  lying in North Andover, Massachusetts, consisting of the land and all buildings, structures, fixtures and other improvements, including all permits, easements, rights of way and related appurtenances, located at 700 Chickering Road, North Andover, MA and known as Heritage at North Andover, as more fully described on Exhibit E.

         Also, Seller's right, title and interest as landlord (whether named as such therein, or by assignment or otherwise) in any leases and subleases, if any, regarding the Facilities, existing or at any time hereafter made, and all amendments, modifications, supplements, renewals and extensions thereof, together with any refundable security deposits made by tenants of the Facilities which are now in the possession of Seller and will be transferred to ElderTrust or credited against the Purchase Price (as hereinafter defined) at Closing. A schedule identifying each portion of the Facilities currently under lease, together with a description of the leased portion, the applicable lease term, the rental amount, deposits, common area maintenance charges, options and renewal rights, is attached hereto as Exhibit F. Seller has not, and shall not be required, to disclose the names of the occupants of such leased portions of the Facilities prior to Closing (other than the name of the sole commercial tenant at the Facilities); however, at Closing, Seller shall provide to Purchaser a certified rent roll for each Facility, which shall include the information described above, as well as the names of the residents.

         At Purchaser's election, exercised in writing prior to Closing, said leases and subleases, amendments, modifications, supplements, renewals, extensions and security deposits shall be transferred to Genesis instead of ElderTrust, and all provisions with respect thereto herein shall thereupon be deemed amended accordingly.

         (b) ElderTrust Personal Property. Each Seller shall sell, convey, transfer, and assign to ElderTrust that certain personal property owned by each Seller, as applicable, and described as follows (collectively, the "ElderTrust Personal Property"):


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                        (i) Any and all furniture, fixtures, furnishings,
                  machinery and equipment now located on or used in connection with each Facility (collectively, the "FFE"). After the expiration of the Study Period (as that term is hereinafter defined), ElderTrust may at its own expense prepare a list of the FFE in each Facility, and shall forward a copy of such list to Seller. ElderTrust agrees to coordinate with Seller the preparation of such lists, to use discretion when in the Facilities, and to make every effort not to unreasonably disrupt the residents or staff of the Facilities.

                       (ii) Goodwill, going concern and all plans, permits and
                  records pertaining to each Facility and each lease affecting any Facility, including but not limited to licenses and various permits to the extent that they are transferable. Seller agrees to cooperate reasonably in the transferring of such licenses and permits to ElderTrust or, at Purchaser's election, exercised in writing prior to Closing, to Genesis. Seller's interest in all assignable contracts shall be assigned to ElderTrust at Closing, except for such contracts as to which ElderTrust has given notice to Seller, not later than the end of the Study Period, of ElderTrust's election not to take such an assignment. The names "The Village at Cabot Park", "Heritage at North Andover," "Heritage at the Falls," "Heritage at Vernon Court," and "Heritage at Cleveland Circle" shall be included in the ElderTrust Personal Property, but no exclusivity with respect to the name "Heritage" is hereby expressly granted or implied. Notwithstanding the foregoing, the Seller agrees that Seller, National Development Associates of New England, Inc., Thomas M. Alperin, Alan D. Solomont, Susan S. Bailis, and Theodore R. Tye, or any company owned or controlled, directly or indirectly, by any of them, shall not use the name "Heritage" in any future health-care related project (other than any such project already utilizing such name which may hereafter be acquired by any of them or any such company).

         (c) Genesis Personal Property. Each Seller shall sell, convey, transfer, and assign to Genesis that certain personal property owned by each Seller, as applicable, and described as follows (collectively, the "Genesis Personal Property"):

                        (i) All Working Capital Assets with respect to each
                  Facility. As used herein, the term "Working Capital Assets" shall mean inventory, resident deposits, petty cash, supplies, accounts receivable (for which Seller shall be paid by Genesis pursuant to Paragraph 11(f) herein), and prepaid rentals by or on behalf of residents and tenants. No later than ten (10) days prior to the expiration of the Study Period, Seller (through the Manager, as that term is hereinafter defined) shall deliver to Genesis an accounting of resident deposits, petty cash and accounts receivable for the Facilities.

         The ElderTrust Personal Property and the Genesis Personal Property may be referred to herein collectively as the "Personal Property".

         (d) The Real Property and the Personal Property may be referred to herein collectively as the "Properties", and as to any one Facility and its associated Personal Property, as a "Property" That portion of the Properties described above which is to be conveyed hereunder to ElderTrust (being the Real Property and the ElderTrust Personal Property) or to Genesis (being the Genesis Personal Property) may be referred to herein as the "Applicable Property".

         (e) It is the intention of each Seller to transfer, convey, sell and assign unto Purchaser all assets of such Seller with regard to the Real Property, of every kind and nature, whether or not the same may be specifically described herein, except certain storage boxes and containers which are the property of National Development Associates of New England, Inc. and which contain materials unrelated to the Properties. Seller shall remove such boxes and containers prior to Closing.


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         (f) Each Purchaser acknowledges that such Purchaser's decision to purchase the Applicable Property shall be based on such Purchaser's own inspection and investigation of the Applicable Property and not upon any information, data, statement or representation as to the physical condition or state of repair of the Applicable Property given or made by Seller or its representatives. Each Purchaser shall accept the Applicable Property in its "AS-IS, WHERE IS" condition and state of repair, with all faults, if any, and without warranty, express or implied, except as expressly set forth in this Agreement. By accepting the Deeds (as that term is hereinafter defined) and other documents of conveyance provided for herein and paying the Purchase Price, and subject to the representations and warranties of Seller contained herein which survive the Closing, each Purchaser will acknowledge that (a) it is familiar with the Applicable Property and has had full opportunity, to the extent it desired to do so, to fully inspect and review (i) the environmental condition of the Applicable Property, if applicable, including any reports delivered by Seller hereunder, (ii) the title to the Applicable Property, if applicable, (iii) compliance of the Applicable Property with all applicable laws, (iv) such other engineering, financial, and operational matters related to the Applicable Property as each Purchaser has found appropriate, and (b) each Purchaser is satisfied with each of the foregoing matters.

2.             No Liabilities.

         (a) Purchaser is assuming no liabilities attributable to Seller's operation or ownership of the Real Property or Personal Property prior to Closing, unless specifically assumed hereunder. Such liabilities assumed shall be applicable solely to the assets acquired by each of ElderTrust and Genesis and in no event shall such liabilities (or any other obligation of "Purchaser" hereunder, including, without implied limitation, under Purchaser's representations and warranties herein) be joint and several with respect to Purchaser. Seller and Purchaser acknowledge that certain management personnel at the Facilities, including, without implied limitation, the executive director and marketing director, are employees of ADS Senior Housing, Inc., manager of the Facilities (the "Manager"). Until Closing, Seller shall retain on its payroll all of Seller's employees at the Facilities (collectively, the "Facility Employees") other than those who resign or are terminated for "cause". Upon execution and delivery of this Agreement, Seller shall promptly provide Genesis with all employee records which are permitted by law, and assist Genesis in lawfully obtaining employee information, including, without implied limitation, copies of written employment agreements, and descriptions of oral employment agreements with respect to Facility Employees, if any, and which extend beyond the Closing Date. At Closing, Genesis shall hire all Facility Employees, and upon such hiring, all Facility Employees shall be immediately eligible under Genesis' health care benefits plan. Seller shall credit Genesis at Closing for accrued vacation payroll amounts (including FUTA and SUTA taxes which will be due and owing on such amounts) and accrued sick leave payroll amounts for those Facility Employees hired by Genesis, and Genesis shall carry over such accrued vacation and sick leave time for such hired Facility Employees.
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         (b) Each Seller shall severally indemnify, defend, protect and hold harmless each Purchaser, including its officers, directors, stockholders, partners, employees and agents, from and against any and all damages, liabilities, lawsuits, claims, causes of action, costs or expenses, including reasonable attorneys' fees (collectively "Claims"), asserted against such Purchaser by creditors of such Seller, by third parties (with regard to contractual claims only) or by tenants of the Facility of such Seller, as a result of actions or failures of such Seller which occurred prior to Closing, regardless of whether such Claims are brought prior to or after Closing. In view of the relationship between Genesis and the Manager, the foregoing indemnity specifically excludes any Claims asserted against Genesis by any Facility Employee, either before or after Closing, other than to the extent any such Claims are the result of actions or failures of any Seller. In the event of any such suit, claim, cause of action or other proceeding, such Seller shall undertake and have responsibility for the full and complete defense thereof at such Seller's sole cost and expense, with counsel reasonably acceptable to the applicable Purchaser. The obligations of this Paragraph 2(b) shall survive the Closing with regard to Claims of which the applicable Seller receives written notice within a period of one (1) year after the Closing Date (as hereinafter defined). In no event shall liability of any Seller hereunder exceed 20% of the allocated net Purchase Price for the Applicable Property of such Seller which is the subject of the Claim.

         (c) Each Purchaser shall indemnify, defend, protect and hold harmless Seller, including its officers, directors, stockholders, partners, employees and agents, from and against any and all Claims asserted against any Seller by employees or creditors of any Purchaser, by third parties or by tenants of the Facilities, as a result of actions or failures of any Purchaser, each Purchaser's employees, officers, directors, agents, managers, contractors and any other party for whom each Purchaser is legally responsible (collectively, "Representatives") which are based on circumstances first arising after Closing, with regard to each Purchaser's purchase, ownership or operation of the Applicable Property. In the event of any such suit, claim, cause of action or other proceeding, the applicable Purchaser shall undertake and have responsibility for the full and complete defense thereof at the applicable Purchaser's sole cost and expense, with counsel reasonably acceptable to Seller.

         (d) Seller agrees that Purchaser may initiate communication with Facility Employees prior to the expiration of the Study Period in a cooperative process with Seller and only so long as Purchaser shall be discreet in such communications and shall reasonably endeavor not to reveal the existence of the within transactions.

3.             Purchase Price and Deposit.

         (a) The purchase price for the Real Property and the Personal Property shall be Eighty Two Million and no/100 Dollars ($82,000,000.00) (the "Purchase Price"). Seller and Purchaser have agreed upon the allocation of the Purchase Price as to each Property as set forth in Schedule 1 attached hereto and incorporated herein, and no later than fifteen (15) days prior to the end of the Study Period, the Seller shall deliver to Purchaser an allocation of the Purchase Price as to Personal Property and FFE (not to exceed with respect to the FFE for each Property 10% of the allocated purchase price for such Property) based on Seller's tax basis, and the portion of the Purchase Price to be paid by each Purchaser for the Personal Property and FFE shall be fixed by such determination. In no event shall the assets acquired by Genesis exceed an allocation of Fifteen Million Dollars ($15,000,000). If the Seller shall deliver said allocation later than five (5) days prior to the expiration of the Study Period, then the Study Period shall be extended one (1) day for each day of delay in such delivery. Subject to adjustments provided for herein, the Purchase Price will be paid by Purchaser in cash or wire transfer of immediately available federal funds at Closing, less the outstanding principal balance and any accrued interest as of the Closing Date of any MHFA Debt (as hereinafter defined) assumed by ElderTrust.

         (b) At the expiration of the Study Period (as hereinafter defined), if the Purchaser has not terminated this Agreement pursuant to the terms of Paragraph 6 hereof, ElderTrust shall deposit with Commonwealth Land Title Insurance Company ("Escrow Agent") a deposit in the amount of One Million and no/100 Dollars ($1,000,000.00) (with all interest accrued thereon from time to time, the "Deposit"). The Deposit will be refundable to ElderTrust hereunder only as set forth herein.

         (c) At Closing, the Deposit shall be applied to the Purchase Price. Should the Closing not occur, the Escrow Agent shall distribute the Deposit in accordance with the applicable provisions of this Agreement.

         (d) To enable Seller to make the conveyances herein provided, Seller may, at the time of delivery of the Deeds, use any portion of the Purchase Price to clear title of any or all encumbrances or interests, provided that all instruments so procured are recorded and filed simultaneously with the delivery of the Deeds, or in the case of institutional mortgages, provided that arrangements in accordance with customary conveyancing practices in the Commonwealth of Massachusetts are made for a discharge to be promptly procured, recorded or filed after the delivery of the Deeds, as applicable.

         (e) If any Deed refers to a plan necessary to be recorded therewith, the applicable Seller shall deliver such plan with the Deed in form adequate for recording or registration.

4.             Documents to Purchaser.

         (a) Prior to the execution of this Agreement, Seller has caused to be provided to the Purchaser, or made available to Purchaser through the Manager or otherwise, and Purchaser acknowledges receipt or availability of, materials which the Seller has identified as being all items requested on the attached Exhibit G except as may be otherwise indicated thereon.

         (b) In the event that Purchaser concludes that it has not received all materials requested hereunder at any time, it shall give Seller notice of same as soon as reasonably possible in order to attempt to avoid delays in Closing and the inadvertent breach by Seller of any of its obligations hereunder.

5.             Title.

         (a) ElderTrust, at its sole cost and expense, shall obtain commitments for title insurance (collectively, the "Title Commitments"), committing to insure upon the payment of a requisite premium that ElderTrust shall own good and indefeasible fee simple title to the Real Property, subject only to the Permitted Exceptions, as defined herein. ElderTrust shall have until the expiration of the Study Period, as defined hereinbelow, within which to object, by written notice to Seller, to any exceptions to title set forth in the Title Commitments specifying with particularity in such notice the basis of such objection, and including copies of all documents necessary in connection therewith. If ElderTrust fails to object to any such item by written notice to Seller prior to the expiration of the Study Period, ElderTrust shall be deemed to have approved such item. If ElderTrust objects to any such item by timely written notice to Seller, Seller shall use reasonable efforts to cure ElderTrust's objections to such item prior to the Closing Date. In no event shall such reasonable efforts require the applicable Seller to expend in excess of $50,000 with respect to its Facility, exclusive of liens securing the payment of money. In the event any Seller is unable to cure any one or more of ElderTrust's objections, such Seller may notify ElderTrust in writing of such fact and request that ElderTrust waive ElderTrust's right to terminate this Agreement due to such objections(s). If ElderTrust does not terminate this Agreement within ten (10) days after receiving such notice from Seller, ElderTrust shall be deemed to have waived its right to terminate this Agreement due to such objections.

         (b) The term "Permitted Exceptions", as used herein, shall mean (i) the lien of real estate taxes and other governmental charges not yet due and payable and the lien of municipal betterments assessed after the date of this Agreement,
(ii) all liens and agreements of record in connection with the MHFA Debt, (iii) all matters of record as of the date of this Agreement not objected to by ElderTrust as set forth in Paragraph 5(a) herein, but excluding liens of debt (other than MHFA Debt) to be paid off at Closing, (iv) all matters shown on existing or new surveys not objected to by ElderTrust as set forth in Paragraph 5(d) herein, (v) all existing building, zoning and other city, state, county or federal laws, codes and regulations affecting the Properties, (vi) rights of tenants and residents of the Facilities, and (vii) any title exception created directly by any act or omission of Purchaser or its Representatives. The term "Permitted Exception", as used herein, shall not be deemed to preclude or limit Purchaser's rights in connection with the breach of an express warranty, covenant, or condition elsewhere set forth herein.

         (c) Title to each Real Property shall be conveyed to ElderTrust by the applicable Seller at Closing by Quitclaim Deed, free and clear of any and all liens, mortgages, deeds of trust and security interests other than in connection with the MHFA Debt, and free and clear of any and all covenants, conditions, agreements and matters of record of any kind whatsoever, other than the Permitted Exceptions.

         (d) If ElderTrust elects to have made a survey of the Real Property, then any objections to title based upon such survey shall be governed by the above Paragraph 5(a). Any such objections shall be due to the Seller on the same date as the title objections are due, and the failure to deliver objections shall constitute a waiver thereof. ElderTrust shall bear the cost of the entire premium and expenses for the Title Commitments, the owner's and lender's policies of title insurance, if any, and any surveys.

 6.            Feasibility Study Period.

         (a) During the period beginning on the date hereof and for thirty (30) days thereafter (the "Study Period"), Purchaser shall have the right to review and evaluate the Applicable Property and all relevant records relating thereto in Seller's possession, at its sole cost and expense. Purchaser agrees that any due diligence to be conducted at the Facilities shall be conducted after forty-eight (48) hours' prior written notice of each entry, and between the hours of 8:30 a.m. and 6:00 p.m., unless other times are mutually agreed upon. Purchaser further agrees that it shall use care and consideration in connection with any such entry, shall not unreasonably interfere with the residents, staff, or operations of the Facilities, shall be discreet and shall reasonably endeavor not to reveal that such entry is for the purpose of a prospective sale. Seller and its representatives shall cooperate reasonably with Purchaser in conducting its evaluation of the Applicable Property. Notwithstanding anything contained herein to the contrary, Purchaser shall undertake no subsurface environmental testing or drilling on any Facility without Seller's prior approval as to the scope and timing of such testing, such approval not to be unreasonably withheld or delayed. If Purchaser shall request Seller's approval in connection with such testing or drilling or shall request access to such relevant records and Seller shall fail to respond or provide access, as the case may be, within two (2) Business Days after receipt of any such request in writing, then the Study Period shall be extended by one (1) day for each day of delay by Seller.

          (b) At any time during the Study Period, Purchaser shall have the right, in its sole and absolute discretion, to terminate this Agreement by providing written notice to Seller. Upon such notice, this Agreement shall terminate and be of no further force and effect except as otherwise provided herein. Purchaser shall promptly return to Seller all documents and materials delivered by Seller to Purchaser (or its agents) in connection herewith, along with copies of any or all land surveys, and all reports regarding environmental conditions, title and physical inspection of the Facilities prepared by or for any Purchaser, so long as Seller shall pay Purchaser's cost therefor. If Purchaser shall fail to terminate this Agreement on or before the expiration of the Study Period, then Purchaser shall be deemed to have approved the condition of the Properties, as of the date of this Agreement, in all respects, including without implied limitation title, survey, zoning compliance, financial and operational matters, and environmental compliance, subject to the representations and warranties of Seller contained herein.

         (c) Each Purchaser agrees with respect to the exercise of the rights granted by this Paragraph 6 to: (a) keep the Properties free and clear of any lien associated therewith, (b) defend, indemnify and hold Seller harmless from and against any loss, cost, claim, liability, or damage including, without implied limitation, reasonable attorney's fees, arising from damage to any person or property associated therewith, and (c) maintain and deliver certificates of comprehensive public liability insurance with respect thereto reasonably satisfactory to Seller and prior to any such exercise. This indemnification shall survive the Closing or early termination of this Agreement. ElderTrust shall promptly and reasonably restore the Real Property if it is changed as a result of the exercise of any of the rights granted herein.

7.             Actions Pending Closing.

         (a) During the Study Period and prior to Closing, Seller undertakes and hereby covenants and agrees as follows:

                        (i) It will not enter into or modify any lease or any of
                  the other Contracts (as defined herein) with respect to the Properties, or make any commitment or enter into any contract, without the prior written consent of Purchaser, except for those leases, commitments or Contracts which are entered into in the ordinary course of business and for a duration of one
                  (1) year or less and which, except with respect to resident leases, can be terminated with thirty (30) days' notice;

                       (ii) Seller will maintain the Real Property and the
                  Personal Property in substantially their present condition, except for ordinary wear and tear, damage or casualty as set forth in Paragraph 12 hereinbelow, and the use and consumption of inventory and other items of Personal Property at customary levels;

                      (iii) Seller will not sell or dispose of, or cause to be
                  sold or disposed of, all or any portion of the Real Property or the Personal Property other than in the ordinary course of business;

                       (iv) Immediately after the execution of this Agreement by
                  all parties, Seller shall cooperate reasonably with Purchaser to obtain consents of governmental officials and others regarding acquisition by Purchaser of necessary licenses and permits, and the approvals of MHFA and HUD, and Seller shall have the right to have a representative present at all meetings and on all substantive telephone calls with such governmental officials and representatives of MHFA, HUD and EOEA;

                        (v) Seller shall conduct its business pending the
                  Closing only in the ordinary and usual course of business consistent with past practice; and

                       (vi) No Seller will enter into a purchase and sale
                  agreement for the sale of any of the Properties during the pendency of this Agreement; provided, however, that Seller may discuss the potential sale of any of the Properties with third parties.

8.             Conditions Precedent to Closing.

         (a) The obligation of Seller to consummate the transactions contemplated herein shall be subject to the occurrence, satisfaction or waiver of: (i) timely receipt of all necessary consents and approvals as set forth in Paragraph 13(a)(i) herein; (ii) the representations and warranties made by Purchaser hereunder being true and correct in all material respects and confirmed in writing on the date of Closing, as of the date of Closing, (iii) the termination, concurrent with the Closing, of all guaranties related to the MHFA Debt, and (iv) all other documents hereunder for Closing shall have been executed by Seller and Purchaser, as applicable.

         (b) The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to the occurrence, satisfaction or waiver of the following conditions:

                        (i) timely receipt of all necessary consents and
                   approvals as set forth in Paragraph 14(a)(i) herein;

                        (ii) the representations and warranties made by Seller
                   hereunder being true and correct in all material respects and confirmed in writing on the date of Closing, as of the date of Closing;

                        (iii) Purchaser shall have obtained all licenses and
                   permits necessary to complete the legal transfer to Purchaser of all of the Properties (other than Cabot Park Village) as operating assisted living facilities, and of Cabot Park Village as an operating independent living facility. Purchaser agrees to use diligent good faith efforts to obtain all such licenses and permits and to keep Seller advised regarding such efforts and progress in connection therewith;

                        (iv) The Real Property and the Personal Property shall
                   not have been materially and adversely destroyed or damaged, as defined in Paragraph 12 hereinbelow;

                        (v) The Massachusetts Housing Finance Agency ("MHFA")
                   and the Department of Housing and Urban Development ("HUD"), if necessary, shall have approved in writing the sale of the MHFA Facilities to Purchaser and ElderTrust's assumption of all of the Seller's then existing debts and obligations (without material modification except as may be reasonably customary in connection with sales and assumptions of similar MHFA transactions) to MHFA with respect to the MHFA Facilities (collectively, the "MHFA Debt"), and any other requirements under the loan documents in connection with the MHFA Debt shall have been met in order to allow the sale of the MHFA Facilities and the assumption of the MHFA Debt by ElderTrust, with Purchaser at all times using diligent good faith efforts to achieve such approval and meet such requirements. If, during the Study Period, Purchaser shall discover that material modifications to the documents in connection with the MHFA Debt will be reasonably necessary in order for Purchaser to achieve such approval and meet such requirements, then not later than five (5) Business Days prior to the end of the Study Period, Purchaser may propose the addition of such modifications as additional conditions precedent to the Closing hereunder. In such event, no later than two (2) Business Days after its receipt of such proposal, Seller shall notify Purchaser whether Seller will agree to any or all of such additional conditions precedent to Closing which agreement Seller may withhold in its sole and absolute discretion;

                        (vi) The Properties shall be in substantially the same
                   condition as they were at the end of the Study Period, reasonable wear and tear and casualty and taking as permitted herein excepted, and also excepting conditions first arising after the date hereof with respect to title, survey, zoning and environmental matters, costing in the aggregate less than One Hundred Thousand Dollars ($100,000) to remedy, in which event, at Purchaser's election, Seller either shall remedy the same prior to Closing (which, if such remedy cannot be cured prior to the original Closing Date, shall be extended for up to ninety (90) days in connection therewith as set forth in Paragraph 9 herein) or, at the election of the Purchaser in writing, the parties shall close and appropriate financial adjustments shall be made; and

                        (vii) All other documents required hereunder for Closing
                   shall have been executed and delivered by Seller and Purchaser, as applicable.

9.             Closing.

         (a) Closing of the transactions contemplated herein (the "Closing") shall take place on the date which is thirty (30) days after the expiration of the Study Period, provided the conditions precedent contained in Paragraph 8, and the conditions contained in Paragraph 5, are met or satisfied in their entirety, subject to extension (i) for thirty (30) days by Purchaser in the event Purchaser has applied for but has not yet received the necessary permits and licenses as set forth in Paragraph 8(b)(iii) above, in their entirety, including, without implied limitation, approval of the Executive Office of Elder Affairs ("EOEA") with respect to the transfer of the Facilities which are assisted living facilities or the approval by MHFA and/or HUD as set forth in Paragraph 8(b)(v) above, with one (1) additional extension period of thirty (30) days if any of the foregoing remain outstanding at the end of the first thirty
(30) day extension period, Purchaser having used diligent good faith efforts at all times in connection therewith, or (ii) for ninety (90) days by Seller for Seller to cure any title objections, or, at Seller's election, zoning or environmental issues raised by Purchaser, or, at Seller's election, to satisfy any conditions precedent or requirements of sale whatsoever, including, without implied limitation, issues which may arise with MHFA, HUD, and/or EOEA (such date, as it may be extended as aforesaid, is referred to herein as the "Closing Date"). Both parties, to the extent they are required to do so hereunder, shall diligently pursue any outstanding items during such extension periods. In the event of an extension by either party as aforesaid, the Closing shall take place upon the earlier to occur of (i) seven (7) days after the completion of the matter for which the extension was obtained, and (ii) the end of the extension period. In the event any condition precedent set forth in Paragraph 8 is not satisfied in full as of the Closing Date or the end of the extension period, as applicable, the party in favor of whom such condition precedent is made may, in its sole discretion, (i) waive the condition or (ii) declare this Agreement to be terminated, whereupon the Deposit shall be delivered to the Purchaser, and neither party shall have any further obligation hereunder except as expressly set forth herein; provided, however, that nothing herein contained shall be deemed to restrict any right or remedy of Seller or Purchaser contained in Paragraph 21 herein as a result of the default of the other party under this Agreement. TIME IS OF THE ESSENCE OF THIS AGREEMENT.

         (b) At Closing, each Seller, as applicable, shall execute (or cause to be executed) and deliver the following documents to Purchaser:

                        (i) The confirmation of the representations and
                   warranties of Seller, updated as of Closing;

                        (ii) a Bill of Sale pursuant to which the applicable
                   Seller transfers, assigns and conveys all of its right, title and interest in and to the ElderTrust Personal Property to ElderTrust, and the Genesis Personal Property to Genesis;

                        (iii) Quitclaim Deed for each Facility from the
                   applicable Seller in recordable form conveying the Real Property to ElderTrust (collectively, the "Deeds");

                        (iv) Fully executed assignment and assumption agreements
                   pursuant to which each Seller transfers, assigns and conveys to ElderTrust (or Genesis, as the case may be) all of such Seller's right, title and interest in, to and under all leases, tenancies and occupancy agreements relating to the applicable Real Property as well as any refundable security deposits made by tenants of the applicable Real Property which are now in the possession of the Seller, all assumed by the applicable Purchaser from and after the Closing Date;

                        (v) Fully executed assignment and assumption agreements
                   pursuant to which each Seller transfers, assigns and conveys to ElderTrust (or Genesis, as the case may be) all of such Seller's right, title and interest in, to and under any governmental permits and licenses, to the extent assignable; service and repair warranties; guaranties; contract rights and agreements to be assumed by Purchaser hereunder; and all telephone exchange numbers;

                        (vi) A properly completed letter to each tenant under
                   the leases from each applicable Seller (or a joint letter from the applicable Seller and ElderTrust at the option of ElderTrust) advising each such tenant of the transfer of the ownership of the Real Property and meeting applicable legal and regulatory requirements;

                        (vii) The certified rent roll required by Paragraph 1(a)
                   herein;

                        (viii) A closing statement executed by Seller;

                        (ix) Owner's Affidavit in the form customarily required
                   by ElderTrust's title insurance company;

                        (x) Keys to all improvements and to any lock which
                   exists for the Facilities;

                        (xi) Title to all motor vehicles owned by each Seller
                   and used in connection with the Facilities, transferred to ElderTrust;

                        (xii) Such books, records, copies of contracts and other
                   documents regarding the operation of the Facilities which are in the possession of Seller and which ElderTrust reasonably requires be provided to it, consistent with applicable law;

                        (xiii) An estoppel certificate from Jewish Community
                   Centers of Greater Boston, Inc. ("JCC") in favor of Cleveland Circle LP in conformity with the requirements of the lease between Cleveland Circle LP, as Landlord, and JCC, as Tenant, affecting Heritage at Cleveland Circle (the "JCC Lease") and disclosing no adverse monetary matters or material adverse matters;

                        (xiv) A confirmation in writing from Combined Jewish
                   Philanthropies of Greater Boston, Inc. ("CJP") of CJP's consent to the assignment to ElderTrust (or Genesis if the Purchaser shall so elect) by Cleveland Circle LP and/or National Development Associates, Inc. ("NDA"), as applicable, of all of its or their rights and obligations in, to and under the following documents:

                        (A) Escrow Agreement dated as of December 28, 1993, by and among Massachusetts Housing Financing Agency, CJP, Cleveland Circle LP, and GZA GeoEnvironmental, Inc.; and

                        (B) Purchase and Sale Agreement dated as of January 10, 1992 by and between CJP and NDA; and

                       (xv) A confirmation in writing from CJP that the
                  Guarantee of CJP dated December 23, 1993 in favor of Cleveland Circle LP and MHFA in connection with the JCC Lease runs to the benefit of any assignee of the landlord's interest in the JCC Lease; and

                                  (xvi) Any and all other documents, instruments
                  and agreements in form and content reasonably acceptable to Seller, which are necessary and appropriate in the reasonable opinion of Purchaser's counsel to transfer and convey the Real Property and the Personal Property and all interests therein to Purchaser and effect other matters provided for herein in accordance with this Agreement.

         (c) At Closing, Purchaser shall deliver the following:

                        (i) The Purchase Price, in cash, less application of the
                   Deposit and any adjustment as provided herein;

                        (ii) The confirmation of the representations and
                   warranties of each Purchaser in form and content acceptable to Seller in its reasonable discretion, updated as of Closing;

                        (iii) Acceptance of the assignments set forth in
                   subsections (b)(iv) and (b)(v) of this Paragraph 9, together with an assumption of the obligations and matters assigned thereunder executed by Purchaser, and indemnification from Purchaser of Seller with respect thereto including reasonable attorneys' fees incurred by Seller in connection therewith;

                        (iv) A closing statement executed by Purchaser; and

                        (v) Any and all other documents, instruments and
                   agreements in form and content reasonably acceptable to Purchaser, which are necessary and appropriate in the reasonable opinion of Seller's counsel to transfer and convey the Real Property and the Personal Property and all interests therein to Purchaser and effect other matters provided for herein in accordance with this Agreement.

10.            Certain Credits, Charges and Prorations.

         (a) All general real estate taxes and personal property taxes for the current year with respect to the Real Property and the Personal Property shall be prorated through the Closing Date between Seller and Purchaser, as applicable, and all general real estate taxes and personal property taxes for all prior years shall be paid in full by Seller prior to Closing. Seller shall pay, or credit to the Purchase Price at the option of ElderTrust, all assessments, if any, prorated through the Closing Date that pertain in any way to the Real Property or the Personal Property as of the Closing Date, except as set forth in Paragraph 5(b) herein.

         (b) Seller shall pay any and all taxes payable upon transfer of the Personal Property, all recording fees for title clearing instruments and transfer taxes payable upon transfer of the Real Property, the cost of preparing the Deeds, and Seller's attorneys' fees and costs and fees to MHFA associated with Purchaser's assumption of the MHFA Debt. Purchaser shall pay the cost of recording the Deeds, all costs of the surveys and other due diligence reviews, studies and reports, costs and premiums to the title company selected by Purchaser to insure title, and Purchaser's attorneys' fees and costs.

         (c) At Closing, any and all termination fees due to the Manager under those certain Management Agreements (as the same may have been amended by certain letter agreements dated December 11, 1996 and as of June 12, 1998) by and between each Seller, as applicable, and Manager with respect to the Facilities (the "Management Agreements") shall, at Seller's option, be paid: (i) by Seller from the closing proceeds, or (ii) by ElderTrust directly to Manager, for which ElderTrust shall receive a credit against the Purchase Price in the amount of such payment.

         (d) At or prior to Closing, as part of its assumption of the MHFA Debt, ElderTrust shall either reimburse each Seller which owns an MHFA Facility for all deposits and reserves held as security (plus all interest earned thereon as set forth in the applicable MHFA Debt loan documents to the date of reimbursement) in connection with the MHFA Debt on such Facility, or shall substitute cash or other collateral for such deposits or reserves, in which case MHFA shall reimburse such deposits and reserves (plus such interest, if any, to the date of return) to each such Seller at Closing. The obligations under any guaranty relating to the MHFA Debt, including, without implied limitation, the guaranties relating to Heritage at Cleveland Circle, and Cabot Park Village, shall be assigned to ElderTrust, or ElderTrust shall provide a substitute therefor, and in any event the present guarantor thereof shall be released from all liability and obligations thereunder.

         (e) At Closing, the parties shall adjust vacation payroll amounts and accrued sick leave payroll amounts for Facility Employees hired by Genesis as set forth in Paragraph 2(a) herein.

11.            Income and Expenses.

(a) All income and expenses of the Real Property shall be prorated on a daily basis between the Seller and the Purchaser as of 12:01 a.m. of the Closing Date or such other date as the parties agree to in writing (the "Proration Date")

                        (i) Rents and income, if any, including prepaid rents
                   and security deposits (with Genesis);

                        (ii) Utility charges, if any (with ElderTrust);

                        (iii) Payments under service agreements, if any (with
                   Genesis);

                        (iv) Monthly payments under the Management Agreements
                   with the Manager (if the Purchaser elects to continue the Management Agreements);

                        (v) Periodic charges or fees assessed by any
                   governmental authority, if any (with ElderTrust);

                        (vi) Petty Cash (with Genesis); and

                        (vii) Accrued Vacation and Sick Leave (with Genesis).

Purchaser and Seller shall prepare a Proration Schedule prior to Closing, including the items listed above and any other items the parties determine necessary, including but not limited to adjustments for MHFA Debt payments and resident security deposits.

         (b) Any escrow accounts held by any utility companies shall be either paid to the Seller or, if assigned to ElderTrust, Seller shall receive a credit at Closing for any such deposit.

         (c) Genesis shall receive all income from the Real Property attributable to the period after the Proration Date and shall be responsible for all expenses of the Real Property attributable to the period after the Proration Date. In the event Seller receives any payment from a resident for rent due for any period after midnight on the Closing Date, Seller shall forward such payment to Genesis. In addition, in the event Seller has received any pre-paid rent or any security deposits from a resident for any period after midnight on the Closing Date, Seller shall forward such pre-paid rent and or security deposits to Genesis.

         (d) If the amount of any taxes or assessments is not known at Closing, they shall be apportioned on the basis of 105% of the amounts for the preceding year, with reapportionment as hereinafter set forth as soon as the true amounts can be ascertained.

         (e) The parties agree that any other amounts which may become due under this Paragraph 11 shall be paid at Closing as can best be determined. A post-Closing reconciliation of such pro-rated items shall be made by the parties one hundred and twenty (120) days after Closing, and any additional amounts determined to be owing shall be promptly forwarded to the respective party in a lump sum payment. Any additional amounts which may become due after the post-closing reconciliation shall be forwarded at the time they are received.

         (f) Genesis shall pay to Seller at Closing an amount equal to Seller's outstanding receivables which Seller reasonably believes may be collected for each Facility as reported in a certified statement from the applicable Seller. After Closing, Genesis will use diligent good faith efforts to collect said receivables, and sixty (60) days after Closing the parties shall review the collectability of the receivables and mutually adjust the same, if necessary, acting reasonably and in good faith.

12.            Risk of Loss.

         (a) Risk of loss shall remain with Seller until delivery of the Deeds and Bills of Sale at Closing. Seller shall immediately notify Purchaser of any damage or destruction of all or any substantial portion of any Facility or any condemnation or taking by eminent domain of any substantial portion of the Real Property. Within seven (7) days after such notification, ElderTrust shall have the option to declare this Agreement null and void and receive return of the Deposit, otherwise Purchaser shall be obligated to consummate this transaction. In the event of any damage to the Real Property or any condemnation or taking by eminent domain of the Real Property, Purchaser, provided it proceeds to Closing and there is no reduction in the Purchase Price, shall be entitled to all condemnation awards or insurance proceeds received by Seller on account of such condemnation, damage or destruction if proceeds are payable after Closing, as the same relate to the Applicable Property. If proceeds are paid before Closing, said proceeds shall be deducted from the Purchase Price at Closing and Purchaser shall purchase the Real Property and the Personal Property subject to said damage or diminution. Any proceedings with respect to condemnation or insurance matters pending prior to Closing shall be undertaken by Seller exclusively, and Seller shall make reasonable efforts to maximize awards or proceeds; provided, however, in the event Purchaser shall be entitled to condemnation or insurance proceeds, the pending condemnation or insurance proceedings shall become the responsibility of Purchaser from and after Closing. Any proceedings with respect to condemnation or insurance matters pending at Closing will be assigned to Purchaser, as applicable, with liabilities therefor delegated to Purchaser, as applicable, at Closing. Any such proceedings commenced after Closing will be Purchaser's responsibility. Purchaser shall have the further right to insure its equitable interest prior to Closing in the amounts and to the extent it deems necessary.

         (b) For the purposes of the above Paragraph 12(a), a "substantial portion" of the Real Property shall be deemed to include any taking or damage equal to or greater than One Million Dollars ($1,000,000) per Facility and shall not include any taking or damage of less than One Million Dollars ($1,000,000) per Facility. If less than a substantial portion of the Real Property shall be damaged or destroyed by a casualty or taken in condemnation or under the right of eminent domain before the Closing Date, then the parties shall proceed to close the transaction contemplated herein, and any proceeds actually received by the Seller attributable to the Real Property from such casualty (plus the amount of any applicable deductible), condemnation or eminent domain and any right the Seller may have to receive proceeds attributable to the Real Property from such casualty, condemnation or eminent domain shall be delivered or assigned to the Purchaser at Closing or as soon as available, and there shall be no reduction in the Purchase Price.

13.            Representations and Warranties of Seller.

         (a) Except as set forth on Exhibit I attached hereto, and with the express recognition by all parties hereto that the Manager is an affiliate of Genesis and that the Purchaser may have the same access as Seller to the Manager's knowledge concerning the Facilities, the Seller (either jointly and severally, or severally and with respect only to such Seller and the Property owned by it, as specified in subsection (b) of this Paragraph 13) hereby represents and warrants to Purchaser as follows:

                        (i) Seller shall attempt to obtain, within ten (10) days
                  after the full execution of this Agreement, the consent and approval to the within transaction from all necessary parties (failing which, the Seller shall give prompt notice to Purchaser whereupon Purchaser may elect to extend the time in which Seller shall obtain such consent and approval, or to terminate this Agreement), and thereupon Seller shall have full power and authority to execute this Agreement and to transfer the Real Property and the Personal Property;

                       (ii) Each Seller is, and on the Closing Date will be, a
                  limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each Seller has all requisite power to own its property and to carry on its business as presently conducted. Each Seller is the sole owner of its Facility. After consent and approval as noted in subsection (i) above, each Seller will have complete and unrestricted power to perform this Agreement and to sell, assign, transfer, convey and deliver the Facilities, as contemplated by this Agreement;

                      (iii) This Agreement and all other agreements, documents
                  and instruments executed pursuant hereto, after consent and approval as noted in subsection (i) above, will be the valid and binding obligations of each Seller, enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement, and such other agreements, documents and instruments and the transactions contemplated hereunder, will be duly and validly authorized as evidenced by a Secretary's Certificate of the corporate general partner of each Seller delivered at Closing;

                       (iv) The execution and delivery of this Agreement and the
                  performance of the transactions contemplated hereby does not, and will not, constitute a violation of, and is not, and will not be, a default under or conflict with the terms of (i) the limited partnership agreement of each of Seller (after consent and approval as noted in subsection (i) above) or (ii) any contract, lease, indenture, agreement, order, judgment or decree to which any Seller is a party or by which any of them are bound or to which any of the Facilities being transferred hereunder are subject (so long as applicable MHFA, HUD and EOEA approvals are obtained), and, does not, and to the best of Seller's knowledge and belief, without independent investigation, will not, violate or constitute a default under any statute, rule, regulation, order, or ordinance of any governmental, judicial or arbitral body (so long as applicable MHFA, HUD and EOEA approvals are obtained).

                        (v) To the best of Seller's knowledge and belief,
                  without independent investigation, there will be as of Closing no contingent or other liabilities of Seller, whether as maker, obligor, guarantor, surety or otherwise, which could affect the Real Property or the Personal Property following Closing, except in connection with the Permitted Encumbrances and the MHFA Debt;

                       (vi) Except as otherwise specifically provided herein
                  (including, without implied limitation, in Paragraph 1(b)(ii)), all contracts and leasing agreements relating to the Real Property, the Personal Property, or the operation of the Facilities, to which Seller is a party or is bound (except resident agreements and leases), will be terminated by Seller prior to Closing or are terminable by Purchaser upon assignment by Seller with not more than thirty (30) days written notice and are, to the best of Seller's knowledge and belief, without independent investigation, currently in full force and effect and are assignable to Purchaser, except as identified on Exhibit H;

                      (vii) To Seller's knowledge and belief, without
                  independent investigation, Seller is not a party to any collective bargaining agreement of any type. To the best of Seller's knowledge and belief, without independent investigation, Seller has received no actual notice of any pending or threatened labor problems at the Facilities or any written claims by Facility Employees;

                     (viii) To the best of Seller's knowledge and belief,
                  without independent investigation, there is no suit, action or legal, administrative, arbitration or other proceeding, change in regulatory requirements, or other matter of any nature pending or threatened against any Seller or against or affecting any Facility, which would likely materially and adversely affect the legality or validity of this Agreement, the transactions contemplated hereby, the financial performance or the continued operations of the business presently conducted by Seller at the Facilities. To the best of Seller's knowledge and belief, without independent investigation, Seller is not in default in any respect of any order or any decree of any court which may have jurisdiction over Seller or any Facility. To the best of Seller's knowledge and belief, without independent investigation, Seller possesses all permits and licenses as necessary for the conduct of its business and otherwise conducts its business in compliance with all applicable laws and regulations;

                       (ix) All Federal, state and town income, sales, use,
                  property, excise or other taxes due in connection with the Properties or each Seller's business have been fully paid or shall be fully paid as of the Closing Date or thereafter when due;

                       (x) Seller will continue the insurance coverage currently
                  maintained between the date hereof and the Closing Date;

                       (xi) To the best of Seller's knowledge and belief,
                  without independent investigation, Seller has not received written notice and is not otherwise aware of any condemnation proceeding pending or threatened against all or any part of the Real Property;

                      (xii) Seller shall take no action during the period from
                  the date of this Agreement up to and including the Closing Date that would cause any violation of any Hazardous Waste Laws at any Facility or on any of the Real Property, and Seller shall promptly notify Buyer in writing if any such violation occurs;

                     (xiii) To the best of Seller's knowledge and belief,
                  without independent investigation, Seller has received no written notice from any local, state or federal governmental authority or agency, or any third party, that any Real Property is currently in violation of any zoning, subdivision, building, health, assisted living, safety, environmental or other applicable rules, regulations, ordinances or statutes;

                      (xiv) To the best of Seller's knowledge and belief,
                  without independent investigation, the operating statements and other financial records which Seller has delivered to Purchaser are true and correct in all material respects and present fairly the financial condition and results of the operation of the Facilities for the respective periods then ended in conformity with generally-accepted accounting principles. To the best of Seller's knowledge and belief, without independent investigation, since the date of the operating statements, Seller has conducted its business only in the ordinary course of business consistent with past practice;

                       (xv) To the best of Seller's knowledge and belief,
                  without independent investigation, Seller has received no written notice of any increase in the assessed valuation of the Real Property or the Personal Property from the assessed values thereof for fiscal year 1998;

                      (xvi) To the best of Seller's knowledge and belief,
                  without independent investigation, Seller is not in material default of any of the terms and provisions of the MHFA Debt and, to the best of Seller's knowledge and belief, without independent investigation, MHFA is not in default of any of the terms and provisions of the MHFA Debt;

                     (xvii) To the best of Seller's knowledge and belief, it has delivered to Purchaser copies of all reports and studies relating to the Real Property conducted by environmental consultants retained by Seller and/or in the possession or control of Seller (collectively, the "Environmental Reports") and that, to the best of Seller's actual knowledge, without independent investigation, there has been no discharge, spillage, controlled loss, seepage, filtration, storage (other than in conformity with Hazardous Waste Laws, as hereinafter defined), disposal (other than in conformity with Hazardous Waste Laws), or treatment (a "Spill") of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance, as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or in any other federal, state or local law governing hazardous substances, as such laws may be amended from time to time (collectively, the "Hazardous Waste Laws") at, upon, under, within or affecting any of the Properties, or any threat of a Spill outstanding, except as disclosed in the Environmental Reports which have been delivered to Purchaser for information purposes only, shall not constitute representations or warranties of the Seller whatsoever, and Seller shall have no liability to Purchaser or any other party for the accuracy or completeness of the Environmental Reports;

                    (xviii) To the best of Seller's knowledge and belief,
                  without any independent investigation, there are no rights or claims of third parties to the use of any of the trade names, trade marks or other rights listed on Exhibit J hereto other than in connection with the MHFA Debt as to matters relating to the MHFA Facilities, and in connection with financing to be paid off at Closing with respect to the balance of the Facilities;

                      (xix) Seller shall deliver to Purchaser, within ten (10)
                  days after the date hereof, a description of any plans providing pensions, insurance benefits or any other similar type of fringe benefits to Facility Employees, and to which Seller is a party or committed either orally or in writing together with true and complete copies of any such plans, or, if oral, a description thereof, and including all employee benefit plans ("Employee Benefit Plans"), as defined in
                  Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), established by Seller or to which Seller contributes or its required to contribute, all to the best of Seller's knowledge and belief, without independent investigation;

                           To the best of Seller's knowledge and belief, without
                  independent investigation, the Employee Benefit Plans and the related trusts comply with the provisions of ERISA and all other applicable laws, rules and regulations, and all necessary governmental approvals for the Employee Benefit Plans have been obtained, including, but not limited to, qualification of the Employee Benefit Plans under the Internal Revenue Code of 1986, as amended. To the best of Seller's knowledge and belief, without independent investigation, the Employee Benefit Plans have been administered to date in compliance with the requirements of ERISA;

                       (xx) To the best of Seller's knowledge and belief,
                  without independent investigation, Seller has delivered to Purchaser a complete list and summary description, and an exact copy of, all contracts, agreements, equipment leases, resident agreements, and commercial leases affecting the Properties (collectively "Contracts"), extending beyond the Closing Date to which Seller is a party or by which, to the best of Seller's knowledge and belief, without independent investigation, Seller is bound. To the best of Seller's knowledge and belief, without any independent investigation, neither Seller nor any other contracting party is in default in the performance of any of its obligations under any of the Contracts, except as set forth in Exhibit I. Seller shall not fail to reasonably perform its obligations under such Contracts arising before the Closing Date. In the event any of said Contracts are modified, other than in the Seller's ordinary course of business, prior to the Closing Date, Purchaser have no obligation to assume such Contract;

                      (xxi) To the best of Seller's knowledge and belief,
                  without independent investigation, all of Seller's inventory and supplies consist of items of a quality and quantity usable or saleable in the ordinary course of Seller's business. To the best of Seller's knowledge and belief, without independent investigation, Seller's inventory and supplies are on the date hereof, and will be on the Closing Date, at normal and adequate levels for the continuation of the business of Seller in the ordinary course of business consistent with past practice;

                     (xxii) To the best of Seller's knowledge and belief,
                  without independent investigation, Seller has good and marketable title to the Personal Property owned or leased by Seller free and clear of all claims; and

                    (xxiii) To the best of Seller's knowledge and belief, the
                  amount of the MHFA Debt related deposits, reserves and accrued dividends with respect to each Facility (as of the date set forth in parenthesis after each such amount) are as set forth on Schedule 2 attached hereto, except that Purchaser understands and agrees that these amounts are approximate only and Purchaser will confirm such amounts with MHFA during the Study Period and thereafter shall rely on MHFA's response and not on this representation by Seller. MHFA's determination of such amounts shall be conclusive for all purposes under this Agreement.

         (b) Notwithstanding anything contained in this Paragraph 13 to the contrary:

                        (i) the representations and warranties contained in
                  subparagraphs (vii), (xi), (xiii), (xv), (xvii), and (xx) of Paragraph 13(a) herein are made jointly and severally by the Seller and shall survive the Closing hereunder for a period of two (2) years;

                       (ii) the representations and warranties contained in
                  subparagraphs (i) through (v) inclusive, (vi) (but only to the extent such contracts or agreements were entered into directly by the applicable Seller), and (viii), (ix), (xii), (xiv), (xviii), (xix), and (xxi) through (xxiii) inclusive of Paragraph 13(a) herein are made severally by each Seller and only with respect to the Property owned by it and shall survive the Closing hereunder for a period of two years, except that the representation contained in subsection (xxiii) shall not survive the Study Period; and

                      (iii) the representations and warranties contained in
                  subparagraphs (vi) (but only to the extent such contracts or agreements were entered into directly by the Manager, either for itself, as manager, or on behalf of the applicable Seller), (x), and (xvi), of Paragraph 13(a) herein are made severally by each Seller and only with respect to the Property owned by it, and shall not survive the Closing hereunder.

         (c) Any material breach of any representation or warranty contained herein which is not cured prior to the Closing shall constitute a breach of this Agreement, entitling Purchaser to exercise the rights and remedies contained in Paragraph 21 hereof.

         (d) Each of the foregoing representations and warranties shall be reconfirmed as of Closing by the execution of a confirmation of representations and warranties.

         (e) As set forth in this Agreement, "to the best of Seller's knowledge and belief" or other references to Seller's knowledge shall mean and be limited to the actual knowledge of the following individuals: Thomas M. Alperin, Theodore R. Tye, Michael Jacobs, Alan D. Solomont, and Susan S. Bailis.

14.            Representations and Warranties of Purchaser.

         (a)   Purchaser represents and warrants to Seller as follows:

                        (i) Purchaser shall attempt to obtain, within ten (10)
                  days after the full execution of this Agreement, the consent and approval to the within transaction from all necessary parties (failing which, the Purchaser shall give prompt notice to Seller whereupon Seller may elect to extend the time in which Purchaser shall obtain such consent and approval, or to terminate this Agreement), and thereupon Purchaser shall have full power and authority to execute this Agreement and to accept transfer of the Real Property and the Personal Property;

                       (ii) The execution and delivery of this Agreement and the
                  performance of the transactions contemplated hereby does not, and will not, constitute a violation of, and is not, and will not be, a default under or conflict with the terms of (i) the instrument of formation of each Purchaser (after consent and approval as noted in subsection (i) above) or (ii) any contract, lease, indenture, agreement, order, judgment or decree to which any Purchaser is a party, or by which either of them is bound and, does not, and, to the best of Purchaser's knowledge, will not, violate or constitute a default under any statute, rule, regulation, order or ordinance of any governmental, judicial or arbitral body;

                       (iii) Purchaser shall use diligent good faith efforts in
                  pursuing its due diligence under this Agreement; and

                       (iv) To the best of each Purchaser's knowledge and
                  belief, without any independent investigation, each Purchaser is unaware of any reasons which would prevent each Purchaser from being approved by MHFA, HUD and EOEA as new owners of the Applicable Property with respect to issues of creditworthiness, violations of law, or reputation.

         (b) Any material breach of any representation or warranty contained herein which is not cured prior to the Closing shall constitute a breach of this Agreement, entitling Seller to receive the Deposit, if then received by the Escrow Agent, and to exercise the rights and remedies contained in Paragraph 21 hereof.

         (c) Each of the foregoing representations and warranties shall be reconfirmed as of the Closing by the execution of a confirmation of representations and warranties.

15.            Contribution Agreement.

         Prior to the expiration of the Study Period, Purchaser and Seller shall negotiate in good faith to amend this Agreement in accordance with the general terms outlined on Exhibit K attached hereto. In the event that agreement is reached on or before the expiration of the Study Period, then this Agreement shall be amended (and restated if necessary) as a Contribution Agreement with ElderTrust Operating Partnership (as to Heritage at North Andover and Cabot Park only), and shall continue as a Purchase and Sale Agreement as to the balance of the Facilities. In the event that agreement is not reached by the expiration of the Study Period, if the Purchaser shall not terminate this Agreement as set forth in Paragraph 6 herein, then this Agreement shall continue unamended.

16.            Costs.

         Each party shall pay the costs and expenses of its legal counsel, accountants and other agents and personnel in respect to all aspects of the transaction contemplated hereby.

17.            Brokers.

         Seller and Purchaser warrant to each other that no broker/agent has been involved in negotiations leading to the execution of this Agreement and that no commission is owed to any broker or agent as a result of the action of such party. Each party agrees to defend, indemnify, and hold the other harmless from any loss, cost or charge (including reasonable attorneys' fees), arising from the assertion by any broker or agent that any fee or commission is owed because of the acts or agreement of such indemnifying party.
This paragraph shall survive the Closing or the termination of this Agreement.

18.            Notices.

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand, (b) sent by recognized overnight courier service, (c) sent by facsimile machine or (d) mailed, certified or registered mail, return receipt requested, with first class postage prepaid as follows:

If to Seller:                       Mr. Thomas M. Alperin
                             National Development of New England
                             2310 Washington Street
                             Newton Lower Falls, MA  02162
                             Telephone:  (617) 527-9800 x 120
                             Telecopier:  (617) 965-7361

and                                 Mr. Alan D. Solomont
                             400 Centre Street
                             Newton, MA  02158
                             Telephone:  (617) 332-5522
                             Telecopier:  (617) 332-2196

With a copy to:                     Robert A. Fishman, Esquire
                             Nutter, McClennen & Fish, LLP
                             One International Place
                             Boston, MA   02110-2699
                             Telephone:  (617) 439-2000
                             Telecopier:  (617) 973-9748

If to Purchaser:

To ElderTrust:                      ElderTrust
                             100 East State Street
                             Suite 100
                             Kennett Square, Pennsylvania  19348
                             Attention:  Edward B. Romonov, Jr., President and
                               Chief Executive Officer
                             Telephone:  (610) 925-4206
                             Telecopier:  (610) 925-4351

With a copy to:                     John Haas, Esquire
                             ElderTrust
                             100 East State Street
                             Suite 100
                             Kennett Square, PA  19348
                             Telephone:  (610) 925-4206
                             Telecopier:  (610) 925-4351

With a copy to:                     Joshua Davis, Esquire
                             Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
                             Boston, MA   02111
                             Telephone:  (617) 348-1629
                             Telecopier:  (617) 542-2241

And to Genesis:                     Mr. Richard R. Howard
                             Genesis Health Ventures
                             101 East State Street
                             Kennett Square, PA  19348
                             Telephone:  (610) 444-6350
                             Telecopier:  (610) 925-4100

                             and

                             Attention:  Law Dept.
                             Genesis Health Ventures, Inc.
                             101 East State Street
                             Kennett Square, PA  19348
                             Telephone:  (610) 444-6350
                             Telecopier:  (610) 925-4100

With a copy to:                      Stephen E. Luongo, Esq.
                             Blank, Rome, Comisky & McCauley
                             One Logan Square
                             Philadelphia, PA  19103
                             Telephone:  (215) 569-5500
                             Telecopier:  (215) 569-5555

or to such other person or place as the parties hereto shall furnish in writing to each of the other parties hereto. All notices shall be deemed to have been timely given if hand-delivered or sent by facsimile (with proof of transmission) to the addressee prior to the close of business or deposited with the United States Postal Service or recognized overnight courier service on or before the date on which such notice is required to be given.

19.            Further Assurance.

         Each of the parties hereto will, at the Closing or at such other time as a party may reasonably request, without any cost or expense to the party so requesting, execute and deliver, or cause to be executed and delivered, to such other party such further instruments of transfer and conveyance and will take such other actions without cost to the performing party as may reasonably be requested to more effectively consummate the transactions contemplated by this Agreement.

20.            Assignment; Recording.

         This Agreement may not be assigned, in whole or in part, by any of the parties hereto without the written consent of all other parties except, in the case of either Purchaser, to a non-consolidated off balance sheet entity at least 50% owned by such Purchaser, or an entity controlling, controlled by, or in common control with either Purchaser, and in any event only so long as an entity controlling, controlled by, or in common control with Genesis shall initially manage each Facility, except as the same may materially impair any agreements for contribution as set forth in Paragraph 15 herein. In the event of an assignment, the assignee shall then become a party to and be bound by this Agreement, with all rights, privileges and protections afforded hereunder. Any unauthorized assignment of this Agreement by any Purchaser shall be considered a breach of this Agreement entitling Seller to the remedies set forth in Paragraph 21(b) herein.

         This Agreement shall not be recorded with any Registry of Deeds or Land Court Registry District, within the Commonwealth of Massachusetts. If Purchaser shall record this Agreement or cause the same to be recorded, Seller may, at its option, elect to treat such as a default by Purchaser under this Agreement entitling Seller to the remedies set forth in Paragraph 21(b) herein.

21.            Remedies Upon Default.

         (a) If Seller materially defaults on any of its obligations hereunder, the Purchaser may, as its sole remedy hereunder, by serving notice in writing upon the Seller in the manner provided in this Agreement:

                        (i) Terminate this Agreement and declare it null and
                  void and ElderTrust shall receive a refund of the Deposit, and Purchaser shall receive reimbursement for out-of-pocket third party costs for which Purchaser has presented Seller with supporting documentation, not to exceed in the aggregate for all Facilities the sum of One Hundred Twenty-Five Thousand Dollars ($125,000); or

                       (ii) Seek specific performance against the Seller with
                  respect to the Applicable Property; or

                      (iii) Waive any such default and consummate the
                  transaction contemplated by this Agreement in the same manner as if there had been no default without any reduction in the Purchase Price and without any further claim against the Seller therefor.


         (b) If ElderTrust shall default in the performance of any of its obligations hereunder, then the Seller shall, as its sole remedy hereunder, by serving notice in writing upon the Purchaser in the manner provided in this Agreement, retain the Deposit as its complete liquidated damages and not as a penalty or forfeiture (actual damages being difficult or impossible to measure), Purchaser shall promptly return to Seller all documents and materials delivered by Seller to Purchaser (or its agents) in connection herewith, along with, at Seller's election, copies of any or all land surveys, and all reports regarding environmental conditions, title and physical inspection of the Facilities prepaid by or for any Purchaser so long as Seller shall pay Purchaser's costs therefor, and neither party shall have any further claim against the other, except for those matters which are specifically stated herein to survive the Closing or termination of this Agreement. Said liquidated damages are the parties' best estimate of such damages. In no event shall Genesis have any further rights hereunder with respect to the purchase of the Genesis Personal Property in the event that ElderTrust shall default hereunder and Seller shall retain the Deposit as aforesaid.

         If Genesis shall default in the performance of any of its obligations hereunder, then the transaction hereunder shall nonetheless proceed as if this Agreement were solely between ElderTrust and Seller, and ElderTrust shall identify a replacement entity to perform each and every obligation of Genesis hereunder, which entity shall be reasonably acceptable to Seller.

         (c) A failure by either party to perform any act required by it under this Agreement, other than the requirement to close if all conditions have been met, or waived in writing, shall not be deemed a default under this Agreement until such party has received written notice from the other party setting forth the alleged failure, and such failure has not been cured within five (5) days after receipt of such notice.

22.            Confidentiality.

         No press release or public dissemination of the transaction contemplated herein shall be made by or on behalf of Seller or Purchaser before the Closing has occurred, unless upon the prior written agreement of the parties hereto, or as may be required by applicable regulatory authorities, after review and comment by Seller, but Seller shall not have right of approval with respect thereto. Notwithstanding anything herein to the contrary, Seller shall have the right at any time to disclose this transaction to any of the Facility Employees or to certain key management personnel at the Facilities in order to effect continuity of business and a smooth transition to Purchaser. Purchaser shall provide Seller with a copy of any press release to be issued by Purchaser as required under the securities laws, as soon as reasonably possible prior to such release so that Seller may comment thereon, but Seller shall not have the right of approval with respect thereto. The parties shall issue a mutually agreed upon press release at Closing, and either party may issue press releases or public dissemination of the transaction after such agreed upon release, without the consent of the other. Until Closing, Purchaser and its Representatives shall maintain the confidentiality of all information (the "Information") obtained from the Seller, the Manager, past or present employees and representatives with respect to the Properties and the ownership, operation and management thereof, shall not directly or indirectly disclose any of the Information or permit the disclosure of any of the Information to any person or entity except professional advisers who have agreed to maintain such confidentiality, and shall not use the Information for any purpose other than evaluating the purchase and sale contemplated by this Agreement. Nothing contained herein shall prevent Purchaser's producing the Information pursuant to any court order or subpoena that Purchaser, on advice of counsel, believes to be bona fide, and in such event Purchaser shall give the Seller immediate written notice of receipt of such order or subpoena, detailing the specific Information sought and for whom it is to be produced, so that Seller may seek a protective order or other appropriate remedy. Purchaser shall produce only that portion of the Information that Purchaser is advised by counsel that it is required to disclose and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded to any Information so released.

23.            Advice of Counsel and Construction.

         All parties to this Agreement have been represented by counsel or have had the opportunity to be so represented. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by both parties.

24.            Miscellaneous.

         (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties, and all prior oral discussions or agreements are merged herein.

         (b) Survival. Acceptance of the Deeds and other closing documents by Purchaser shall be deemed a full performance and discharge of every agreement and obligation herein contained or expressed to be performed by Seller except such as are by the terms hereof to be performed after the delivery of the Deeds and other closing documents or which expressly survive the delivery of the Deeds.

         (c) Singular and Plural, Genders. The singular shall be substituted for the plural, and vice versa, and any gender or the neuter for any other gender, as appropriate.

         (d) Headings. The headings of the paragraphs of this Agreement are inserted for convenience only, and shall not constitute a part of or limit the content of any paragraph.

         (e) Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

         (f) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (h) Waivers. No purported waiver of any provision of this Agreement shall be valid unless in writing signed by the person against whom such waiver is sought to be enforced.

         (i) Severability. In the event one or more of the provisions hereof shall be held to be illegal, invalid or unenforceable, such provision(s) shall be deemed severable and the remaining provisions shall continue in full force and effect.

         (j) Calculation of Time. If any time period under this Agreement ends on a day other than a Business Day, then such time period shall be extended until the next Business Day. The term "Business Day" (or, in the plural, "Business Days") shall mean Monday through Friday excluding holidays recognized by the Commonwealth of Massachusetts.

         (k) Non-Compete. Prior to December 31, 1999, National Development Associates of New England, Inc. ("NDNE"), Thomas M. Alperin, Theodore R. Tye, or any company owned or controlled, directly or indirectly, by any of them, shall not obtain permits and start construction for its or his own account of a new assisted living Facility within a fifteen (15) mile radius of any Facility.

         The foregoing restriction shall not apply to: (i) the provision of development consulting services, corporate real estate services and construction services to an unaffiliated third party; (ii) any existing projects involving ElderTrust and/or Genesis Health Ventures; (iii) ownership in any project which is managed by ADS Senior Housing, Inc. or by Genesis Health Ventures; and (iv) permitting and land acquisition activities if marketing and construction on such a new assisted living facility has not commenced by December 31, 1999.

         Except as specifically provided in this Paragraph 24(k), there shall be no restriction on competition by the Seller or its affiliates with the Properties.

         (l) The parties hereto recognize and acknowledge that the Manager is an affiliate of Genesis, and the Purchaser may have the same access as Seller to the Manager's knowledge regarding the Facilities. In light of the foregoing, Purchaser agrees, notwithstanding anything contained in this Agreement to the contrary, that no negligent act (or failure to act) on the part of the Manager, either before or after the expiration of the Study Period (unless the Seller knew of same and took no action with respect thereto) shall be the basis for any claim of breach of Seller's obligations hereunder by any Purchaser for any purpose whatsoever, including, without implied limitation, a breach of any representation or warranty hereunder, entitling Purchaser to exercise its rights and remedies contained in Paragraph 21 hereof, but excluding the payment of all taxes and other financial obligations for which Seller is responsible with respect to the Properties in the normal course of Seller's business.

         (m) Escrow Agent. Commonwealth Land Title Insurance Company shall hold the Deposit in an interest bearing FDIC insured account. The duties of the Escrow Agent are determined solely by this Agreement and are purely ministerial in nature.

         If for any reason a Closing does not occur as set forth in this Agreement and either party gives notice to Escrow Agent demanding payment of the Deposit, then Escrow Agent shall give prompt notice to the other party of such demand. If Escrow Agent does not receive notice of objection from such other party to the proposed payment within five (5) business days after receipt by such other party of Escrow Agent's notice, then Escrow Agent is hereby authorized and directed to make such payment. If Escrow Agent does receive such notice of objection within said five (5) day period, Escrow Agent is not obligated to make any delivery, but may hold the funds until receipt of a written authorization signed by all persons having an interest in the dispute, directing the disposition of the funds. In the absence of a written authorization, the Escrow Agent may hold the funds until the rights of the parties have been finally determined in an appropriate proceeding. Moreover, the Escrow Agent may bring an appropriate proceeding for leave to deposit the funds pending a determination of the rights of the parties. If threatened with litigation, the Escrow Agent may interplead all interested parties in an appropriate action and may deposit the funds with the clerk of the court; thereupon the Escrow Agent will have no further liability under this Agreement. The Escrow Agent may retain counsel in any action under this Agreement. Seller and Purchaser shall reimburse the Escrow Agent for all costs and expenses incurred by it in connection with any court proceeding under this Agreement in an amount sufficient to pay these costs and expenses.

         The Escrow Agent is not liable for any mistake of fact or error of judgment, or for any acts or omissions, unless caused by its gross negligence or willful misconduct. The parties to this Agreement each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in performance of its obligations under this Agreement. The Escrow Agent is entitled to rely on any document or signature believed by it to be genuine and may assume that any person purporting to give any writing or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing or instruction is given.

         The undersigned jointly and severally indemnify and protect the Escrow Agent from and hold it harmless against any loss, liability, or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of its duties under this Agreement, as well as the costs and expenses of defending against any claim or liability arising under this Agreement.

25.            Heritage at the Falls-Right of First Opportunity.

                 Right of First Opportunity Purchaser, or any entity which shall take title at Closing to the Heritage at the Falls Facility (the "Falls Facility") as permitted hereunder (the "Falls Facility Seller") shall not sell all or substantially all of its ownership interest in the Falls Facility, without first offering the same to NDNE Washington Street Limited Partnership ("Washington LP"), a Massachusetts limited partnership, owner of the adjoining property at 2310 Washington Street, Newton Lower Falls, Massachusetts, or any successor or assign thereof owned and controlled, directly or indirectly, by NDNE ("NDNE Buyer") for purchase as provided in this Section 25, provided that this right of first opportunity shall not apply to (a) any transfer to an affiliate of any Purchaser (including any affiliate of ElderTrust and/or Genesis, and whether pursuant to Genesis' lease of the Falls Facility or otherwise), in which event the right shall survive such transfer and apply to any such successor, or (b) any sale of multiple health care and/or assisted living facilities which includes the Falls Facility, or (c) any sale following which Genesis will continue to be the operator or manager of the Falls Facility.


         If the Falls Facility Seller desires to sell all or substantially all of its ownership interest in the Falls Facility, and an NDNE Buyer then shall be the owner of said adjoining property, then the Falls Facility Seller shall deliver notice (a "Sale Notice") to the NDNE Buyer. Within seven (7) Business Days after its receipt of the Sale Notice, the NDNE Buyer shall deliver a notice to the Falls Facility Seller as to whether or not it elects to enter into negotiations for the purchase of the Falls Facility. If the NDNE Buyer shall indicate in such notice that it does elect to enter into negotiations, then the parties shall negotiate the terms of such sale and of a Purchase and Sale Agreement therefor, at all times acting reasonably and in good faith. Falls Facility Seller shall have the right to negotiate the sale of the Falls Facility with third parties during the period of negotiation with NDNE Buyer hereunder. If the parties shall fail to come to an agreement concerning the sale of the Falls Facility within thirty (30) days after Falls Facility Seller's receipt of NDNE Buyer's notice, or if NDNE Buyer shall fail to give Falls Facility Seller timely notice as aforesaid, then NDNE Buyer's right hereunder shall irrevocably terminate and be of no further force and effect, and neither NDNE Buyer nor any Seller hereunder shall have any claim or right of action with respect to such failure against any Falls Facility Seller or Purchaser hereunder.

         Notwithstanding anything contained herein to the contrary, the right granted to the NDNE Buyer hereunder shall terminate absolutely in the event of the foreclosure of, or delivery of a deed-in-lieu of foreclosure with respect to, the Falls Facility, so long as such foreclosure or deed-in-lieu shall be with respect to bona fide third party financing.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written for the uses and purposes herein contained.

                  SELLER:

                  CLEVELAND CIRCLE ASSISTED
                  LIVING LIMITED PARTNERSHIP

                  By:    NDNE Assisted Living, Inc., General Partner


                    By: /s/ Thomas M. Alperin
                        ------------------------------
                   Name: Thomas M. Alperin
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------


                  By:    ADS Brookline Newton Assisted Living,
                         Inc., General Partner


                    By: /s/ Alan D. Solomont
                        ------------------------------
                   Name: Alan D. Solomont
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------



                  CABOT PARK LIMITED PARTNERSHIP

                  By:    ADS Independent Living, Inc., General Partner


                    By: /s/ Alan D. Solomont
                        ------------------------------
                   Name: Alan D. Solomont
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------


                  By:    NDNE Assisted Living, Inc., General Partner


                    By: /s/ Thomas M. Alperin
                        ------------------------------
                   Name: Thomas M. Alperin
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------

                  VERNON COURT ASSOCIATES LIMITED PARTNERSHIP

                  By:    NDNE Assisted Living, Inc., General Partner


                    By: /s/ Thomas M. Alperin
                        ------------------------------
                   Name: Thomas M. Alperin
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------

                  By:    ADS Brookline Newton Assisted Living, Inc.,
                         General Partner


                    By: /s/ Alan D. Solomont
                        ------------------------------
                   Name: Alan D. Solomont
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------


                  NORTH ANDOVER ASSISTED LIVING LIMITED PARTNERSHIP

                  By:    North Andover Assisted Living, Inc., sole
                         General Partner


                    By: /s/ Alan D. Solomont
                        ------------------------------
                   Name: Alan D. Solomont
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------

                  HERITAGE AT THE FALLS ASSISTED LIVING LIMITED PARTNERSHIP

                  By:    ADS Assisted Living, Inc., General Partner


                    By: /s/ Alan D. Solomont
                        ------------------------------
                   Name: Alan D. Solomont
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------


                  By:    NDNE Assisted Living, Inc., General Partner


                    By: /s/ Thomas M. Alperin
                        ------------------------------
                   Name: Thomas M. Alperin
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------


                  PURCHASER:

                  ELDERTRUST OPERATING LIMITED PARTNERSHIP a Delaware limited partnership

                  By:  ElderTrust, its sole general partner


                    By: /s/ Edward B. Romanov, Jr.
                        ------------------------------
                   Name: Edward B. Romanov, Jr.
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date: June 22, 1998
                        ------------------------------


                  GENESIS HEALTH VENTURES, INC.,
                  a Pennsylvania corporation

                     By: /s/ Richard R. Howard
                        ------------------------------
                   Name: Richard R. Howard
                        ------------------------------
                  Title: President
                        ------------------------------
                   Date:
                        ------------------------------


Agreed to and Accepted solely as Escrow Agent hereunder as set forth in Paragraph 3 and 24(m) herein:

                   COMMONWEALTH LAND TITLE INSURANCE COMPANY

                    By:
                        ------------------------------
                   Name:
                        ------------------------------
                  Title:
                        ------------------------------
                   Date:
                        ------------------------------

                                 LIMITED JOINDER

         The undersigned, being the Manager specified in the within Agreement, has reviewed the Agreement, and joins therein not as a party, but for the limited purpose of evidencing its agreement with Seller: (a) to cooperate promptly with Seller and Purchaser in connection with Purchaser's due diligence review of the Properties in order to effect the transaction contemplated under the Agreement, (b) to deliver at Seller's request such documents, agreements, reports and further information relating to the Properties as are within the control of the undersigned, including, without implied limitation, assistance with financial records and calculations, (including the accounting described in Paragraph 1(c)(i) herein) and the preparation of closing adjustments in connection with each of the Facilities, (c) to conduct its business in connection with the Facilities pending the Closing only in the ordinary and usual course of business consistent with past practice, such that the optimal performance of the Facilities shall be achieved during the pendency of the Agreement, and the undersigned acknowledges and agrees that Seller may provide suggestions and comments in connection therewith, (d) to hire and fire Facility Employees only in the ordinary course of business prior to Closing, in accordance with the customary management practices of the undersigned and in accordance with the terms of the Management Agreements between the undersigned and the applicable Seller with respect to each Facility, and (e) that the incentive management fees with respect to the Facilities shall be addressed and calculated as set forth in the Memorandum dated June 15, 1998 from Michael Jacobs to Kevin Breslin attached hereto as Schedule 3.

                                            ADS SENIOR HOUSING, INC.

                                              By: /s/ Richard R. Howard
                                                  ------------------------------
                                             Name: Richard R. Howard
                                                  ------------------------------
                                            Title: President
                                                  ------------------------------
                                             Date: June 22, 1998
                                                  ------------------------------

                                 LIMITED JOINDER

         The undersigned joins in the within Agreement not as a party, but for the limited purpose of evidencing their agreement with Purchaser to the terms contained SOLELY in Paragraph 24(k) (Non-Compete) herein.

              NATIONAL DEVELOPMENT ASSOCIATES OF NEW ENGLAND, INC.


                                              By: /s/ Thomas M. Alperin
                                                  ------------------------------
                                             Name: Thomas M. Alperin
                                                  ------------------------------
                                            Title: President
                                                  ------------------------------
                                             Date: June 22, 1998
                                                  ------------------------------




                                            /s/ Thomas M. Alperin
                                            -------------------------------
                                            Thomas M. Alperin

                                            /s/ Theodore R. Tye
                                            -------------------------------
                                            Theodore R. Tye

                                 LIMITED JOINDER

         The undersigned join in the within Agreement not as parties, but for the limited purpose of evidencing their agreement with Purchaser to the terms contained SOLELY in Paragraph 1(b)(ii) herein concerning the future use of the Facility names and the name "Heritage" by the undersigned as set forth therein.

                                            /s/ Thomas M. Alperin
                                            -------------------------------
                                            Thomas M. Alperin

                                            /s/ Theodore R. Tye
                                            -------------------------------
                                            Theodore R. Tye

                                            /s/ Alan D. Solomont
                                            -------------------------------
                                            Alan D. Solomont

                                            /s/ Susan S. Bailis
                                            -------------------------------
                                            Susan S. Bailis


                                 LIMITED JOINDER

         The undersigned joins in the within Agreement, not as a party, but for the limited purpose of evidencing its agreement with Purchaser to the terms contained SOLELY in Paragraph 25 herein.

                                            NDNE WASHINGTON STREET
                                             LIMITED PARTNERSHIP


                                            By: TNT Real Estate Holdings, Inc.,
                                                    its general partner


                                            By: /s/ Thomas M. Alperin
                                                -------------------------------
                                                Name: Thomas M. Alperin
                                                Title: President

                              SCHEDULE OF EXHIBITS


Exhibit A         Legal Description of Heritage at the Falls

Exhibit B         Legal Description of Heritage at Cleveland Circle

Exhibit C         Legal Description of Heritage at Vernon Court

Exhibit D         Legal Description of Cabot Park Village

Exhibit E         Legal Description of Heritage at North Andover

Exhibit F         Schedule of leases for each Facility

Exhibit G         List of Due Diligence Documents

Exhibit H         List of all Facility contracts in effect, designating those contracts which are not assignable to Purchaser

Exhibit I         Exceptions to Seller's Representations and Warranties

Exhibit J         Trade Names, Trade Marks, Etc.

Exhibit K         Terms of Proposed Contribution Agreement

Schedule 1        Purchase Price Allocation as to Properties

Schedule 2        MHFA Deposits, Reserves and Accrued Dividends

Schedule 3        Jacobs Memorandum